Exhibit 15.2

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

Corporate Deposit Account List

(in US dollars in thousands)

		As of
Location	Name of Bank	December 31, 2010	December 31, 2011
China	China Merchants Bank, offshore account	62,068	16,135
	Bank Of East Asia, offshore account	—	10,135
	Bank Of Beijing	1,593	107
	Bank Of China	135	92
	Bank Of Communications	298	105
	Bank Of East Asia	9,925	3,224
	Bank Of Jiangsu	134	312
	China Construction Bank	1,458	19,644
	China Merchants Bank	66,834	35,911
	China Minsheng Banking Corp.Ltd.	608	6,642
	Industrial And Commercial Bank Of China	72	86
	Shenzhen Development Bank	242	243
	The Agricultural Bank Of China	—	1,291
	Bank Of Shanghai	—	3
	Shanghai Pudong Development Bank	—	1,033
	China International Fund Management Co., Ltd.	—	2,216
Hong Kong	Standard Chartered Bank (Hong Kong) Limited	14,839	4,045
Japan	Bank Of Tokyo-Mitsubishi UFJ	2,746	4,503
	Sumitomo Mitsui Banking Corporation	421	13
	Mizuho Bank	—	117
Singapore	Citibank Singapore Limited	1,186	2,440
	DBS Bank Ltd	142	123
	United Overseas Bank Limited	1,264	1,351
United States	Bank Of America	4,778	3,776
	Wells Fargo Bank, N.A.	1,091	79
	BB&T Bank	—	188
Cash		59	42
Total		169,893	113,856